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                                                                     Exhibit 4.6
                         CHART HOUSE ENTERPRISES, INC.

                       1998 EMPLOYEE STOCK PURCHASE PLAN

  1. Purpose of the Plan. The Plan is intended as an incentive and to encourage stock ownership by all eligible employees of Chart House Enterprises, Inc., a Delaware corporation (the "Company"), and the Company's Subsidiaries, so that they may share in the fortunes of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company. It is intended that options issued pursuant to this Plan shall constitute options issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

  2. Definitions.

  2.1 "Base Pay" means regular base compensation or straight time earnings.

  2.2 "Common Stock" means the Company's Common Stock, $.01 par value.

  2.3 "Fair Market Value" means the closing price for the Common Stock on a national stock exchange or, if the stock is not traded on an exchange, the last sale price for the Common Stock as reported on the NASDAQ National Market.

  2.4 "Investment Account" shall mean the separate account for each participating employee reflecting the number of shares of Common Stock purchased under the terms of the Plan that have not been withdrawn by the employee.

  2.5 "Offering Date" means the commencement date of the offering if such date is a regular business day or the first business day following such commencement date. A different date may be set by resolution of the Board of Directors of the Company (the "Board").

  2.6 "Parent" means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

  2.7 "Payroll Deduction Account" shall mean the funds accumulated with respect to an individual employee as a result of deductions from his or her paycheck for the purpose of purchasing stock under this Plan. The funds allocated to an employee's Payroll Deduction Account shall remain the property of the respective employee at all times during each offering.

  2.8 "Plan Year" means the calendar year.

  2.9 "Subsidiary" or "Subsidiaries" means any corporation or corporations other than the Company in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

  3. Employees Eligible to Participate. All employees of the Company and its Subsidiaries that, from time to time, adopt the Plan with the approval of the Plan Administrator shall be eligible to participate in the Plan with respect to each offering, provided each of such employees:

    (a) is customarily employed, as of the applicable Offering Date, for more than 20 hours per week;

    (b) has been employed, as of the applicable Offering Date, for at least 6 months;

    (c) is employed on the applicable Offering Date and has a timely completed Enrollment Agreement in effect for that offering; and
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    (d) does not own, immediately after the right to purchase Shares under the Plan is granted, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary. In determining stock ownership for purposes of the preceding sentence, the rules of Section 424(d) of the Code shall apply and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

  4. Offerings. The first offering under this Plan shall commence on January 1, 1999 or on such later date as may be specified by the Company, and terminate on June 30, 1999. Thereafter, offerings shall commence on July 1 and terminate on the following December 31 and commence on January 1 and terminate on the following June 30 until the Plan is terminated by the Board or no additional shares of Common Stock of the Company are available for purchase under the Plan.

  5. Price. The purchase price per share shall be 85% of the average Fair Market Value of the Common Stock during the offering, determined by averaging the Fair Market Value of the Common Stock on each business day of the offering, provided that the purchase price shall not be less than the lesser of (1) 85% of the Fair Market Value of the Common Stock on the Offering Date; and (2) 85% of the Fair Market Value of the Common Stock on the last business day of the offering.

  6. Stock Subject to the Plan. The stock subject to the plan shall be shares of the Company's authorized but unissued Common Stock or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 250,000, subject to increase or decrease by reason of stock split-ups, reclassifications, stock dividends, changes in par value and the like.

  7. Changes in Capital Structure.

  7.1 In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Board in the number or kind of shares as to which an option granted under this Plan shall be exercisable, to the end that the participant's proportionate interest shall be maintained as before the occurrence of such event. Any such adjustment made by the Board shall be conclusive.

  7.2 If the Company is not the surviving or resulting corporation in any reorganization, merger, consolidation or recapitalization, then immediately prior to such reorganization, merger, consolidation or recapitalization, the offering shall end, and the payroll deductions credited to each participant's Payroll Deduction Account under the Plan shall be applied to purchase shares of Common Stock pursuant to Section 11.

  8. Participation. Except as provided in Paragraph 13.1, an eligible employee may become a participant by completing, signing and filing an enrollment agreement ("Enrollment Agreement") and any other necessary papers with the Company at least ten days prior to the commencement of the initial, or any subsequent, offering in which he or she wishes to participate. Any timely filed Enrollment Agreement shall be effective for all subsequent offerings unless earlier terminated by the employee as provided in Section 14, or as otherwise provided in Paragraph 13.1. Except to the extent provided in the foregoing sentence, participation in one offering under the Plan shall neither limit, or require, participation in any other offering.

  9. Payroll Deductions.

  9.1 At the time a participant files his or her Enrollment Agreement, he or she shall elect to have deductions made from his or her pay at such regular intervals as may be determined by the Committee during the time he or she is a participant in an offering at not less than $10 or more than the dollar amount or percentage of his or her Base Pay during the offering period that is designated by the participant, subject to the limitations under Section 10.
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  9.2 All payroll deductions made for a participant shall be credited to his or her Payroll Deduction Account under the Plan. A participant may not make any separate cash payment into such Payroll Deduction Account nor may payment for shares be made other than by payroll deduction.

  9.3 A participant may discontinue his or her payroll deductions or participation in the Plan as provided in Section 14, but no other change can be made during an offering and, specifically, except as provided in
Section 14, a participant may not alter the rate of his or her payroll deductions for that offering.

  10. Granting of Option.

  10.1 On the Offering Date, this Plan shall be deemed to have granted to the participant an option for as many full shares as he or she will be able to purchase with the payroll deductions credited to his or her Payroll Deduction Account during his or her participation in that offering; provided that the maximum number of shares that a participant may purchase under an offering shall be 5,000.

  10.2 Notwithstanding the foregoing, no employee shall be granted an option which permits his or her rights to purchase Common Stock under the Plan and any similar employee stock purchase plans of the Company and, if applicable, a Subsidiary and, if applicable, a Parent to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such option is granted) for each calendar year which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code.

  10.3 If the total number of shares for which options are to be granted on any date in accordance with Paragraph 10.1 exceeds the number of shares than available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available in as nearly a uniform manner as shall be practical and as it shall determine to be equitable.

  11. Exercise of Option. Each employee who continues to be a participant in an offering on the last business day of that offering shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock (subject to the limitations under Section 10) reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will pay for at the purchase price. All such shares purchased shall be credited to the participant's Investment Account. The Company, or its designated agent, shall hold in its name or in the name of its nominee all certificates for shares purchased until shares are withdrawn by the Participant under Section 13.

  12. Employee's Rights as a Stockholder.

  12.1 No participating employee shall have any right as a stockholder with respect to any shares under the Plan until the shares have been purchased in accordance with Section 11 above and the stock certificate has actually been issued.

  12.2 All cash dividends paid with respect to shares of Common Stock in a participant's Investment Account shall, unless otherwise directed by the Committee, be used to purchase additional shares of Common Stock on the next date shares are purchased pursuant to Section 11, subject to the limitations in Section 10. Such shares shall be added to the participant's Investment Account.

  12.3 Each participant shall be entitled to direct the Company, or its designated agent, as to the voting of any shares of Common Stock held in the participant's Investment Account.
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  13. Withdrawal from Investment Account.

  13.1 A participant shall have the right to request, not more than once per calendar quarter, that a certificate be issued for all or a portion of the Common Stock credited to his or her Investment Account by giving notice to the Company; provided that if any of the Common Stock with respect to which a certificate has been requested has been credited to the participant's Investment Account for less than one year, the participant shall not be permitted to participate in the offering that commences immediately after such certificate is issued.

  13.2 Each certificate withdrawn by a participant may be registered only in the name of the participant, or if the participant so directs, in the names of the participant and one other person, as joint tenants with right of survivorship, tenants in common, or as community property, to the extent and in the manner permitted by applicable law.

  14. Withdrawal from Payroll Deduction Account.

  14.1 An employee may withdraw from the Plan, in whole but not in part, at any time prior to the last business day of each offering by delivering a withdrawal notice ("Withdrawal Notice") to the Company, in which event the Company will refund the entire balance of his or her Payroll Deduction Account as soon as practicable thereafter.

  14.2 To re-enter the Plan, an employee who has previously withdrawn must file a new Enrollment Agreement in accordance with Section 8. His or her re-entry into the Plan cannot, however, become effective before the beginning of the next offering following his or her withdrawal.

  14.3 An employee may elect to discontinue his or her payroll deductions during the course of a particular offering, at any time prior to the last business day preceding the final pay day during such offering by delivering an election to discontinue deductions to the Company, and such election shall not constitute a withdrawal for the purposes of this Section 14. In the event that an employee elects to discontinue his or her payroll deductions pursuant to this Paragraph 14.3, the employee shall remain a participant in such offering and shall be entitled to purchase from the Company such number of full shares of Common Stock as set forth and in accordance with Section 11 of the Plan.

  15. Carryover of Payroll Deduction Account. To the extent that, immediately after shares of Common Stock have been purchased on the last day of the Offering, the balance of a participant's Payroll Deduction Account consists of an amount equal to less than the fair market value of one share of Common Stock, the Company shall carryover the balance of the participant's Payroll Deduction Account to the next offering unless the participant does not participate in the next offering, in which event the balance of the participant's Payroll Deduction Account shall be refunded to the participant. If the balance of the participant's Payroll Deduction Account, determined immediately after shares of Common Stock have been purchased on the last day of the Offering, consists of an amount equal to or in excess of the fair market value of one share of Common Stock, the Company shall refund to the participant the balance of the participant's Payroll Deduction Account. In addition, upon termination of the Plan, the balance of each participant's Payroll Deduction Account shall be returned to the participant.

  16. Interest. No interest will be paid or allowed on any money in the Payroll Deduction Accounts of participating employees.

  17. Rights Not Transferable. No participant shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to his or her Payroll Deduction Account, Common Stock credited to his or her Investment account, or any rights with regard to the exercise of an option or to receive shares under the Plan other than by will or the laws of descent and distribution, and such right and interest shall not be liable for, or subject to, the debts, contracts, or liabilities of the employee. If any such action is taken by the participant, or any claim is asserted by any other party in respect of such right and interest whether by garnishment, levy, attachment or otherwise, such action or claim will be treated as an election to withdraw in accordance with Sections 13 or 14, whichever is applicable.
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  18. Termination of Employee's Rights. An employee's rights under the Plan will terminate when he or she ceases to be an employee because of resignation, layoff, or discharge. A Withdrawal Notice will be considered as having been received from the employee on the day his or her employment ceases, and all payroll deductions not used will be refunded.

  If an employee's employment shall be terminated (a) within 90 days of the last day of the current offering by reason of retirement or disability or (b) at any time during the current offering by reason of death, he or she (or his or her designated beneficiary, in the event of his or her death, or if none, his or her legal representative) shall have the right prior to the end of the current offering to elect to have the balance of his or her Payroll Deduction Account either paid to him or her in cash or applied at the end of the current offering toward the purchase of Common Stock. If an employee's employment shall be terminated more than 90 days from the last day of the current offering by reason of retirement or disability, the balance of the employee's Payroll Deduction Account shall be paid to him or her in cash.

  19. Administration of the Plan. The Plan Administrator shall be a committee consisting of not less than two directors who shall be appointed from time to time by, and shall serve at the discretion of the Board (the "Committee"). To the extent required to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, each member of the Committee shall qualify as a "non-employee director" as defined in Rule 16b-3 or any successor definition adopted by the Securities and Exchange Commission.

  Subject to the provisions of this Plan, and with a view to effecting its purpose, the Plan Administrator shall have sole authority, in its absolute discretion, to (a) designate from time to time the Subsidiaries who may adopt the Plan so that its employees will be eligible to participate in the Plan;
(b) construe and interpret this Plan; (c) define the terms used in this Plan;
(d) prescribe, amend and rescind rules and regulations relating to this Plan;
(e) correct any defect, supply any omission or reconcile any inconsistency in this Plan; (f) determine all other terms and conditions of options; and (g) make all other determinations necessary or advisable for the administration of this Plan. All decisions, determinations and interpretations made by the Plan Administrator shall be binding and conclusive on all participants in this Plan and on their legal representatives, heirs and beneficiaries. The Committee may, in its sole discretion, delegate to an officer or officers of the Company the administration of the Plan under this Section; provided, however, that no such delegation by the Committee shall be made with respect to the administration of the Plan as it affects officers of the Company or its Subsidiaries and provided further that the Committee may not delegate its authority to correct errors, omissions or inconsistencies in the Plan.

  20. Termination and Amendments to Plan. The Plan may be terminated at any time by the Board. The Plan will terminate in any case on the date on which all or substantially all of the unissued shares of Common Stock reserved for the purpose of the Plan have been purchased. Upon termination of the Plan, all payroll deductions not used to purchase Common Stock will be refunded.

  The Board also reserves the right to amend the Plan from time to time in any respects, provided, however, that no amendment shall be effective without prior approval of the stockholders (a) which would, except as provided in
Section 6 and 7, increase the aggregate number of shares of Common Stock to be issued under the Plan, (b) which would, except as provided in Section 3, change the class of employees eligible to receive options under the Plan or
(c) if such amendment requires stockholder approval for any other reason in order for the Plan to be eligible or continue to qualify for the benefits conferred by Securities and Exchange Commission Rule 16b-3, as amended from time to time, or any successor rule or regulatory requirements.

  21. Effective Date. The effective date of the Plan is March 18, 1998.